Exhibit 99.1
OPNEXT COMPLETES ACQUISITION OF STRATALIGHT COMMUNICATIONS
Names Harry Bosco Chairman and Gilles Bouchard President and CEO
Eatontown, NJ—January 9, 2009 — Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today announced the completion of its acquisition of privately held StrataLight Communications, Inc. after the close of business on January 9, 2009.
“We are pleased to announce the completion of the acquisition of StrataLight Communications. The addition of StrataLight’s 40G and 100G products, along with their expertise in subsystem design, positions Opnext as a leader in 40G solutions and will enhance our portfolio of 100G products in the future,” said Harry Bosco, President and CEO of Opnext, Inc. “StrataLight is a leader in providing 40G optical subsystems to optical equipment manufacturers and has invaluable experience in optimizing transmission performance for long haul applications,” continued Mr. Bosco.
“I am also pleased to welcome Shri Dodani, President and CEO of StrataLight, to the Opnext leadership team. Since we entered into the merger agreement on July 9, Shri has collaborated with Gilles Bouchard, COO of Opnext, on integration planning efforts,” stated Mr. Bosco.
“The combination of StrataLight and Opnext is a natural fit as we solidify our leadership position in 40G to address our customer needs for higher bandwidth. We look forward to leveraging this combination to address the 100G frontier and maintain our leadership position at higher network speeds,” said Mr. Dodani.
Effective immediately Charles J. Abbe and Phil Otto have joined the Opnext Board as Directors. Mr. Abbe retired as President and Chief Operating Officer and a director of JDS Uniphase Corporation in 2001. Mr. Otto is the Chief Executive Officer and Director of Schilling Robotics, Inc. and was a director of StrataLight.
Opnext also announced today that Harry Bosco will retire as CEO and President effective April 1, 2009 and assume the role of Chairman of Opnext’s Board. Gilles Bouchard, currently Chief Operating Officer of Opnext, will replace Mr. Bosco as President and Chief Executive Officer of Opnext.
“Gilles has done a remarkable job running our business operations since he joined Opnext in November of 2007,” said Mr. Bosco. “His prior experience at Hewlett Packard (NYSE:HPQ) as EVP of Operations and managing fast-growing, successful businesses has been very beneficial as we position the company for the future.”
“2009 will be a year of change for Opnext, organizationally and operationally,” said Mr. Bouchard. “We are excited about the opportunities the combination of Opnext and StrataLight will have in addressing the high-speed networking needs of 40G and beyond. Optical network design complexity increases significantly as we move to higher speeds, and the marriage of optical device and module technology with subsystems expertise will help our customers optimize their future network designs for superior performance and cost. With much planning behind us, we look forward to a smooth and swift integration, and we will provide more information during our third quarter earnings call in early February,” concluded Mr. Bouchard.
Under the terms of the acquisition agreement which were previously announced on July 9, 2008, Opnext has acquired all the capital stock of StrataLight. StrataLight stockholders received 26,545,455 shares of Opnext common stock and $30,000,000 in cash. The former StrataLight shareholders own approximately 29 percent of the outstanding capital stock of Opnext.

Forward-looking Statements: Statements made in this press release include forward looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  Factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property, market trends and the adoption of industry standards; the ability of Opnext to integrate the acquisition of StrataLight Communications; and consolidations within or affecting the optical modules and components industry.  These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on June 16, 2008, as amended.  The Company expressly disclaims any obligation to update these statements, except to comply with applicable federal and state securities laws.
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About Opnext
Opnext (NASDAQ: OPXT) optical technologies add the spark of innovation to a world of new applications, from the latest communications networks to high-demand consumer electronics. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the industry’s largest portfolio of 10G and 40G next generation products and solutions. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.
CONTACTS:
Doug Dean
Opnext, Inc. — Investor Relations
732-544-3212
DDean@Opnext.com
Rebecca B. Andersen
Opnext, Inc. — Corporate Communications
732-544-3338
RAndersen@Opnext.com